Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Hibernia Corporation for the registration of $100,000,000 of 5.35% subordinated notes and to the incorporation by reference therein of our report dated January 15, 2004, with respect to the consolidated financial statements of Hibernia Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

New Orleans, Louisiana

June 22, 2004